Exhibit 10(i)

BERGEN BRUNSWIG

THIRD AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Of September 24, 1998)

TABLE OF CONTENTS

		Page

ARTICLE I PLAN HISTORY		1

ARTICLE II DEFINITIONS		2
2.1	"Accrued Benefit"	2
2.2	"Beneficiary"	3
2.3	"Bergen 401(k) Plan"	4
2.4	"Bergen Brunswig Corporation"	4
2.5	"Board of Directors"	5
2.6	"Break in Service"	5
2.7	"Capital Accumulation Plan"	5
2.8	"Code"	5
2.9	"Compensation"	5
2.10	"Credited Service"	6
2.11	"Employee"	6
2.12	"Employer"	7
2.13	"Employment"	7
2.14	"Equivalent"	7
2.15	"ERISA"	8
2.16	"Executive Benefits"	8
2.17	"Key Management Benefits"	8
2.18	"Normal Benefit Form"	8
2.19	"Normal Retirement Age"	9
2.20	"Optional Benefit Form"	9
2.21	"Participant"	9
2.22	"Plan"	9
2.23	"Plan Administrator"	9
2.24	"Plan Rules"	9
2.25	"Plan Year"	9
2.26	"Service"	9
2.27	"Spouse"	10
2.28	"Trust"	11
2.29	"Vested"	11
2.30	"Vesting Service"	11

ARTICLE III PARTICIPATION		11
3.1	Requirements for Participation	11
3.2	Former Participants	13

ARTICLE IV AMOUNT OF BENEFIT		13
4.1	Determination of Benefit Amount	13

ARTICLE V VESTING		17
5.1	Vesting of Accrued Benefit	17
5.2	Forfeiture of Benefits	22

ARTICLE VI PAYMENT OF BENEFITS		22
6.1	Benefits on Termination of Employment	22
6.2	Death Benefits	22
6.3	Joint and Survivor Annuities	22
6.4	Optional Benefit Forms	24
6.5	Funeral Benefit	25
6.6	Delay in Distribution	25
6.7	No Suspension of Benefits	26
6.8	Release Required	26

ARTICLE VII ADMINISTRATION OF THE PLAN		26
7.1	Duties of the Plan Administrator	26
7.2	Delegation of Administrative Responsibility	27
7.3	Compensation, Expenses and Indemnity	28
7.4	Claims Procedure	29
7.5	Effect of Plan Administrator Action	32

ARTICLE VIII AMENDMENT AND TERMINATION OF THE PLAN		33
8.1	Amendments	33
8.2	Termination of Plan	34

ARTICLE IX FUNDING OF BENEFITS		34
9.1	Plan is Unfunded	34
9.2	Trust	34
9.3	Interrelationship of the Plan and the Trust	35

ARTICLE X MISCELLANEOUS PROVISIONS		35
10.1	Payments	35
10.2	Consolidation or Merger of Companies	36
10.3	Adoption of Plan to Cover Other Companies, Facilities or Groups	36
10.4	Termination of Employment	37
10.5	Determination of Hours of Service	40
10.6	Alienation	40
10.7	Division of Benefits by Domestic Relations Orders	40
10.8	Legal Costs; Increased Benefit	43
10.9	Duty to Provide Data	44
10.10	Limitation on Rights of Employees	45
10.11	Restrictions	45
10.12	Service of Process	46
10.13	Spouse's Interest	46
10.14	Distribution in the Event of Taxation	46
10.15	Governing Law	46
10.16	Plurals	46
10.17	Titles	47
10.18	References	46
10.19	Entire Agreement	46
10.20	Severability	47
10.21	Withholding	47

ARTICLE I

PLAN HISTORY

               Bergen Brunswig Corporation, a New Jersey corporation (sometimes hereinafter referred to as the "Company") adopted the Bergen Brunswig Capital Accumulation Plan in 1980. The Capital Accumulation Plan was frozen effective October 7, 1987. To replace the Capital Accumulation Plan, Bergen Brunswig Corporation adopted this Supplemental Executive Retirement Plan, effective January 1, 1991. The Supplemental Executive Retirement Plan was amended and restated, effective July 28, 1994, and further amended and restated effective as of March 3, 1995 in order to provide the Participants (as hereinafter defined) with certain additional benefits in the event of a Change in Control (as hereinafter defined). The Company now desires to amend and restate the Supplemental Executive Retirement Plan in order to modify the method used to determine accrued benefits under Article IV and the definition of Compensation (within the meaning of Section 2.9 below) effective with respect to Participants who are Employees (as defined below) on or after September 24, 1998, and such other amendments and modifications. This Third Amendment and Restatement of the Supplemental Executive Retirement Plan is effective as of September 24, 1998 and incorporates all prior amendments (as amended and restated, the "Plan").

               While the Plan is not intended to qualify under the Code as a qualified plan, the Plan is intended to be a pension benefit plan which, although subject to ERISA, is exempt from Parts 2, 3 and 4 of Title I of ERISA because it is (solely for purposes of ERISA) an unfunded plan that only covers a select group of management or highly compensated employees. Persons become participants as provided herein. Benefits under the Plan become payable on account of a Participant's retirement, termination or death.

ARTICLE II

DEFINITIONS

               The following terms, when capitalized, shall have the meaning specified below unless the context clearly indicates a contrary meaning.

               2.1         "Accrued Benefit" of a Participant shall be the individual's benefit under this Plan, accrued as of the time of determination. A Participant's Accrued Benefit shall only be payable to the extent Vested. Subject to this limitation, a Participant's Accrued Benefit shall be the amount by which the product of the amounts described in subsections (a) and (b) of this Section 2.1 exceeds the offsets set forth in Section 4.1(c), all as calculated as of the time of determination:

               (a)         the individual's benefit under Section 4.1 before application of the offsets set forth in Section 4.1(c), and

               (b)         a fraction, the numerator of which is the individual's Credited Service and the denominator of which is the greater of

               (i)         the total Credited Service the individual could earn before his or her Normal Retirement Age, or

               (ii)         the result determined by subtracting from fifteen the individual's years of Service completed prior to performing any services for the Employer in a Credited Service position.

               In no event shall a Participant's fraction under this subsection exceed one. See Section 4.1(d) for special benefit calculation rules that apply when a Participant is demoted.

               (c)         For all benefit purposes, if a Participant accumulates eighty "points" before his or her fraction in subsection (b) above equals one, his or her fraction in subsection (b) above shall be raised to one. A Participant shall accumulate 1 "point" for each year of age, 1 "point" for each year of Employment prior to becoming employed in a position covered by this Plan and 1.5 "points" for each year of Employment subsequent to becoming employed in a position covered by this Plan.

               (d)         For purposes of this Section, a person shall be considered to have been employed in a position covered by this Plan if the position is a position for which he or she receives Credited Service credit.

                2.2         "Beneficiary" shall mean the person designated by a Participant to receive payments from the Plan due to the Participant's death. Beneficiary designations and determinations shall be made in accordance with the following rules:

                (a)         Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates. A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, in form and substance satisfactory to the Plan Administrator, and returning it to the Plan Administrator for acceptance. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator.

                (b)         A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Rules as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to his or her death.

                (c)         A Participant can designate someone other than his or her Spouse as Beneficiary, but only with written spousal consent.

                (d)         If a deceased Participant has not properly designated a Beneficiary, the Participant's Spouse shall be treated as the Beneficiary.

                (e)         If a deceased Participant is survived neither by a Spouse nor a properly designated Beneficiary, the Participant's estate shall be treated as the Beneficiary.

                (f)         With the Plan Administrator's consent and subject to any conditions which the Plan Administrator may specify, the Participant may designate more than one person to be his or her Beneficiary, provided that one Beneficiary is designated as the "measuring life" on which the duration and amount of the joint and survivor annuity is to be calculated and the portion of the survivor annuity to be paid to each Beneficiary is specified (e.g., my mother, Jane Doe, and my invalid daughter, Janet Doe, shall share equally in survivor benefits while they both live; any survivor benefits payable following the death of either my mother, Jane Doe, or my invalid daughter, Janet Doe, shall be paid to the survivor; survivor benefits are to be determined as if only my invalid daughter, Janet Doe, were the Beneficiary).

                2.3         "Bergen 401(k) Plan" shall mean the Bergen Brunswig Corporation Pre-Tax Investment Retirement Account Plus Employer Contributions Plan, or any successor to that plan.

                2.4         "Bergen Brunswig Corporation" shall mean Bergen Brunswig Corporation, a New Jersey corporation.

                2.5         "Board of Directors" shall mean the Board of Directors of Bergen Brunswig Corporation.

                2.6         "Break in Service" shall mean a period of non-Employment which causes a former Employee to lose credits under this Plan. A former Employee incurs one Break in Service upon the completion of each three hundred and sixty-five consecutive day period throughout which the individual is not an Employee. This period shall commence on the day following the last day on which the individual was an Employee. See Section 10.4 for special rules relating to maternity and paternity absences.

                2.7         "Capital Accumulation Plan" shall mean the Bergen Brunswig Corporation Capital Accumulation Plan that was originally effective July 1, 1980, and frozen effective October 7, 1987.

                2.8         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                2.9         "Compensation" shall mean the average monthly earnings payable to a Participant for the three calendar years, whether or not consecutive, in which the Participant received the highest Compensation during the five calendar years immediately preceding the Participant's termination of Employment. This average shall be computed by dividing the Participant's total "earnings" (as defined in this Section) during the three years in question by thirty-six. A Participant's "earnings" shall mean the base salary paid to the Participant during the calendar year in question, (including any salary waived or deferred under any nonqualified deferred compensation or other salary reduction arrangement) but, not including bonuses, noncash payments or cash payments other than base salary. Notwithstanding anything in the immediate preceding sentence to the contrary, in the case of a Participant who has the status of an Employee on or after September 24, 1998, a Participant's earnings for the calculation of a Participant's Compensation and the entire benefit payable under this Plan shall mean to include both the base salary and any bonus paid to the Participant during the calendar year in question (including any salary or bonus waived or deferred under any nonqualified deferred compensation or other salary reduction arrangement) but not including noncash payments or cash payments other than base salary and bonuses.

                2.10         "Credited Service" shall mean the number of years of Service in which the Participant was employed in the position he or she held at the time he or she was designated by the Plan Administrator to be a Participant or was covered by the Capital Accumulation Plan, or any position held thereafter, including years before or after the adoption of either plan, but excluding any Service while the Participant was not employed in such a position or positions. Notwithstanding the above, should a Participant change positions, the Plan Administrator can, in the exercise of the Plan Administrator's reasonable discretion, determine that the new position should not be considered a position for which such Participant shall receive any Credited Service credit.

                2.11         "Employee" shall mean an individual who renders services to the Employer as a common law employee or officer (i.e., a person whose wages from the Employer are subject to federal income tax withholding). Unless specifically approved by the Compensation/Stock Option Committee of the Board of Directors to provide a consultant with credit as an Employee, a person rendering services to the Employer purportedly as an independent contractor shall not be treated as an Employee before the Employer has acknowledged that it must withhold federal income taxes from his or her pay. For purposes of this Plan, an individual shall remain an "Employee" if he or she ceases to work for the Employer for the purposes of taking an Employer arranged job.

                2.12         "Employer" shall mean:

                (a)         Adopting Employers. Bergen Brunswig Corporation, any related company designated by Bergen Brunswig Corporation, any successor entity which continues the Plan or such companies collectively; and

                (b)         Non-Adopting Employers. Companies that have not adopted the Plan but are related to the adopting Employers as described in subsection (e).

                (c)         All Employees of adopting and non-adopting Employers shall be treated as employed by a single company for all Plan purposes, including Service crediting, except that no person shall be eligible to become a Participant or accrue Credited Service except while employed by an adopting Employer.

                (d)         In contexts in which actions are required or permitted to be taken or notice is to be given, the Employer shall mean Bergen Brunswig Corporation.

                (e)         A company is a "related company" while it and the Employer are members of a controlled group of corporations or a group of trades or businesses under common control (within the meaning of Code Sections 414(b) and (c)).

                2.13         "Employment" shall mean the period during which an individual is an Employee. Employment shall commence on the day the individual first performs services for the Employer as an Employee and shall terminate on the day such services cease.

                2.14         "Equivalent" shall mean the actuarial equivalent of a given amount or benefit payable in another manner, at another time or by any other means, determined conclusively by, or under the direction of, the Plan Administrator in accordance with actuarial principles, methods and assumptions which are found to be appropriate by the Plan's actuary. For purposes of this Plan, equivalencies shall be based on the mortality assumptions included in the indices used by Metropolitan Life Insurance Company, or such other nationally recognized insurance company, in quoting a premium to purchase a non-qualified individual annuity with survivor coverage as of the date of the event necessitating the calculation (e.g. retirement, termination of Employment, disability, etc.).

                2.15         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                2.16         "Executive Benefits" shall mean the benefits provided under this Plan for officers of Bergen Brunswig Corporation who are Participants.

                2.17         "Key Management Benefits" shall mean the benefits provided under this Plan for officers of a subsidiary of Bergen Brunswig Corporation and some directors of corporate department of Bergen Brunswig Corporation who are Participants as designated by the Plan Administrator.

                2.18         "Normal Benefit Form" shall mean the normal form of benefit under the Plan, which shall be the Equivalent of a Participant's Vested Accrued Benefit, payable as a joint and survivor annuity based on the life expectancies of the Participant and the measuring life Beneficiary at the time payment of the benefit commences, consisting of monthly payments to the Participant commencing as of the first day of the calendar month coincident with or next following the Participant's benefit commencement date and ending with the payment for the calendar month in which the Participant dies, with the provision that, if the Participant dies and is survived by the Beneficiary, such Beneficiary shall receive monthly payments of, in the case of Executive Benefits, seventy-five percent or, in the case of Key Management Benefits, fifty percent, of the monthly payments that were being made prior to the Participant's death, commencing with the payment for the calendar month following the month in which the Participant died and ending with the payment for the calendar month in which the Beneficiary dies.

                2.19         "Normal Retirement Age" of a Participant shall mean the date on which the Participant attains age sixty-two.

                2.20         "Optional Benefit Form" shall mean any form of benefit available under the Plan, other than the Normal Benefit Form.

                2.21         "Participant" shall mean any person who is included in the Plan pursuant to Article III. Any Participant who holds the title of Executive Vice President, Senior Vice President, President, Chief Operating Officer, Chief Executive Officer or Chairman of the Board of Bergen Brunswig Corporation and upon the occurrence of a Change in Control (as defined in Section 5.1(b)(ii)) shall be designated an Executive Participant and shall be eligible for the acceleration of benefits set forth in Section 5.1(b). A Participant shall cease to be a Participant at the time determined under Section 3.1(c).

                2.22         "Plan" shall mean this document. The Plan consists of two components: Executive Benefits and Key Management Benefits, as more fully described in this document.

                2.23         "Plan Administrator" shall mean Bergen Brunswig Corporation, acting through its chief executive officer or such officer's delegate.

                2.24         "Plan Rules" shall mean rules adopted by the Plan Administrator in accordance with Section 7.1(e) for the administration, interpretation or application of the Plan.

                2.25         "Plan Year" shall mean the fiscal year of the Plan, which is currently the twelve month period ending on December 31.

                2.26         "Service" shall mean an Employee's period of Employment. Special rules for calculating Service are found in Section 2.10, which explains what Service is counted for benefit accrual purposes, and Section 10.4(d), which deals with maternity and paternity absences. Service shall be calculated under the following elapsed time rules:

                (a)         Service shall be measured in days. Service shall commence with the first day on which an individual performs or resumes performing services for the Employer as an Employee (e.g., the day the individual first performs an "hour of service" for which he or she is entitled to payment by the Employer). Except as provided in subsection (b), an Employee's Service shall thereafter end on the day on which his or her Employment ends, as determined under Section 10.4. An Employee shall be credited with one year of Service for each three hundred and sixty-five days in his or her period or periods of Service; fractional results shall be rounded up to the nearest whole year.

                (b)         No more than three hundred and sixty-five days of Service will be credited for any continuous period during which an individual is an Employee but performs no duties as an Employee (except as required by law with respect to military leaves and maternity and paternity absences (see Section 10.4(d)). If an individual's Employment terminates but it resumes within three hundred and sixty-five days (i.e., before he or she incurs a Break in Service), the period between the termination and resumption will be included in his or her period of Service.

                (c)         If an individual has more than one period of Service, the periods shall be aggregated. However, a Participant's prior period of Service shall be ignored if thereafter the Participant completed five consecutive Breaks in Service before he or she has earned a Vested Accrued Benefit.

                2.27         "Spouse" shall mean the person to whom a Participant is legally married at the time in question under the laws of the state in which the Participant then resides (excluding a common-law spouse). A person shall cease to be a Spouse when his or her marriage to the Participant is deemed dissolved or annulled under the laws of the state in which the Participant then resides.

                2.28         "Trust" shall mean the trust established pursuant to that certain Master Trust Agreement, dated as of December 27, 1994, between Bergen Brunswig Corporation and the trustee named therein, as amended from time to time.

                2.29         "Vested" shall mean nonforfeitable.

                2.30         "Vesting Service" of an Employee shall mean his or her years of Service calculated in accordance with Section 2.26.

ARTICLE III

PARTICIPATION

                3.1         Requirements for Participation.

                (a)         Executive Benefits. A person shall become a Participant in the Executive Benefits portion of the Plan on the date he or she becomes an officer of Bergen Brunswig Corporation and if such Executive shall become an officer of Bergen Brunswig Corporation for the first time after September 24, 1998, is selected by the Plan Administrator to be a Participant.

                (b)         Key Management Benefits. A person shall become a Participant in the Key Management Benefits portion of the Plan on the date he or she becomes an officer of a wholly-owned subsidiary of Bergen Brunswig Corporation and if such person shall become an officer of a wholly-owned subsidiary of Bergen Brunswig Corporation for the first time after September 24, 1998 or becomes a director of a corporate department of Bergen Brunswig Corporation and is selected by the Plan Administrator to be a Participant.

                (c)         Change in Status. Whenever a Participant is promoted, the Plan Administrator shall determine, in his or her sole discretion, whether such Participant is in a position that is covered by the Executive Benefits portion of the Plan, a position covered by the Key Management portion of the Plan or a position that is not covered by the Plan. If the Plan Administrator makes no such determination within thirty (30) days of the change in position, the Participant shall remain in the portion of the Plan in which he or she was covered prior to the position change. As part of the Plan Administrator's administrative duties, the Plan Administrator, from time to time, shall maintain a list of the Participants in the Executive Benefits and Key Management Benefits portions of this Plan and provide a copy of said lists to the Secretary of the Company.

                (d)         Termination. A Participant shall cease to be a Participant when his or her Employment terminates (see Section 2.13), unless the Participant becomes totally and permanently disabled while a Participant, in which case he or she shall remain a Participant until he or she attains age sixty-two. (A Participant shall be considered totally and permanently disabled while the Participant is receiving long-term disability benefits under the Bergen Brunswig Long Term Disability Plan (or would receive such benefits if the individual were covered by that plan)). A totally and permanently disabled Participant shall continue to earn Vesting Service during such disability. However, the individual shall not be granted Credited Service for any period of disability. At the option of the Plan Administrator, the Plan Administrator can terminate the Plan with respect to all the Participants and pay them the Equivalent of his or her Vested Accrued Benefit in an immediate cash lump sum payment or a monthly annuity for a term of years to be determined by the Plan Administrator, in his or her sole discretion, provided that such term of years shall not exceed the life expectancy of the Participant. If the Plan Administrator exercises his or her option, the Participant shall be deemed to be fully Vested, whether or not he or she meets the requirements set forth in Article V.

                3.2         Former Participants. A former Participant who requalifies for the Plan shall again become a Participant on the date he or she requalifies.

ARTICLE IV

AMOUNT OF BENEFIT

                4.1         Determination of Benefit Amount. The Accrued Benefit payable to a Participant under the Plan shall be calculated as follows (but it shall only be paid to the extent Vested under Section 5.1):

                (a)         Executive Benefits. A Participant in the Executive Benefits portion of the Plan shall receive a benefit equal to eighty percent (80%) of his or her Compensation, subject to reduction under the fractional accrual rule in Section 2.1 and subject to the offsets, if any, described in Section 4.1(c) below. Notwithstanding anything in the foregoing sentence to the contrary, for purposes of determining the entire benefit of a Participant in the Executive Benefits portion of this Plan and who has the status of an Employee on or after September 24, 1998, said Participant shall receive a benefit of sixty percent (60%) not eighty percent (80%) of his or her Compensation and the term "Compensation" shall be interpreted to include his or her annual salary and bonus payments as described in Section 2.9.

                (b)         Key Management Benefits. A Participant in the Key Management Benefits portion of the Plan shall receive a benefit equal to sixty-five percent (not eighty percent) of his or her Compensation subject to reduction, if any, under the fractional accrual rule in Section 2.1 and subject to the offsets, if any, described in subsections (i), (ii), and (iii) of Section 4.1(c) below. Notwithstanding anything in the foregoing sentence to the contrary, a Participant in the Key Management benefits portion of the Plan and who has the status of an Employee on or after September 24, 1998, said Participant shall receive a benefit of forty-eight percent (48%) not sixty percent (60%) of his or her Compensation and the term "Compensation" shall be interpreted to include his or her annual salary and bonus payments as described in Section 2.9.

                (c)         A Participant's benefit (whether an Executive Benefit or a Key Management Benefit) shall be subject to the following offsets (each to be expressed as an Equivalent amount commencing at the Participant's Normal Retirement Age), if applicable:

                (i)         the Participant's primary insurance amount payable at age 62 under the Social Security Act with the assumption that the Participant's benefit payable under the Social Security Act is not reduced because of other income of a Participant;

                (ii)         the Participant's benefit under the Capital Accumulation Plan;

                (iii)         the monthly annuity the Participant could have purchased under the Bergen 401(k) Plan, if the Participant had made annual contributions to the Bergen 401(k) Plan of six percent of his or her taxable compensation (but not more than the maximum contribution, if any, allowable under Code Section 402(g)) and had received an annual matching Employer contribution of fifty percent of that amount or, if different, the amount determined under the table set forth below, from later of (i) the adoption of the Bergen 401(k) Plan or (ii) the date of the Participant's fortieth birthday through his or her termination. The sum of such hypothetical contributions for any calendar year shall not exceed the amount then applicable under Code Section 415(c)(1)(A). Such hypothetical contributions shall be deemed to have been made to the Bergen 401(k) Plan on the last day of each calendar year and shall be credited with earnings at a rate equal to the average yield of the Bergen 401(k) Plan's guaranteed income fund, or successor fund as determined by the Plan Administrator, as of the beginning of the plan year of the Bergen 401(k) Plan. The matching Employer contribution rate used for the calendar years in question shall be as follows:

Calendar Year	Employer Matching Contribution Rate

1985	1.5%

1986	1.7%

1987	1.2%

1988	3.0%

1989	6.0%

1990 through 1998	3.0%

After 1998	4.0%

                Notwithstanding anything in the foregoing in this Section 4.1(c) to the contrary, for Participants who have the status of an Employee on or after September 24, 1998, and for the purpose of determining their entire benefit under this Plan, a Participant's contributions (whether or not hypothetical) shall not be taken into account for purposes of determining the reduction of the Participants benefits under this Plan pursuant to this subsection (iii) but only the actual matching Employer contribution shall be used as an offset pursuant to this subsection (iii).

                The offset required by this Section 4.1(c) shall apply without regard to whether the Participant was eligible for the Bergen 401(k) Plan or actually made any contributions. In calculating the offset, hypothetical contributions shall not be deemed to have been made in calendar years prior to 1985 or in calendar years beginning before the Participant's fortieth birthday, whichever is later.

                (d)         If a Participant who is covered by the Key Management Benefits portion of the Plan becomes covered by the Executive Benefits portion of the Plan, the Participant's benefit shall be calculated entirely under the Executive Benefits portion of the Plan. If a Participant who is eligible for the Executive Benefits portion of the Plan thereafter becomes eligible only for the Key Management Benefits portion of the Plan, his or her benefits under the Plan shall be the greater of (i) the benefit, if any, he or she would have had if his or her Employment terminated when the Participant ceased to be covered by the Executive Benefits portion of the Plan, or (ii) his or her benefit calculated under the Key Management Benefits portion of the Plan. If a Participant who is eligible for the Executive Benefits portion of the Plan or the Key Management Benefits portion of the Plan ceases to be employed in a position covered by this Plan, his or her benefits shall be determined as if his or her Employment terminated when the Participant ceased to be employed in a position covered by this Plan.

ARTICLE V

VESTING

                5.1         Vesting of Accrued Benefit.

                (a)         General Vesting Provisions. Payments Upon Change in Control. Except as otherwise provided in Section 5.1(b) below, a Participant's Accrued Benefit shall become fully Vested upon completion of five years of Vesting Service or, if earlier, upon the later of the Participants attainment of age sixty-two while an Employee or his or her fifth anniversary of becoming a Participant.

                (b)         Vesting and Payment of Benefits Upon a Change in Control.

                (i)         Notwithstanding any other provisions of the Plan, upon the occurrence of a Change in Control (as defined below), each Participant's Accrued Benefit shall deemed to be fully Vested under the Plan and each Executive Participant shall be entitled to benefits under the Plan in accordance with the following: (A) As of the date of the Change in Control, such Executive Participant shall be deemed to have attained the Normal Retirement Age; (B) with respect to each year between such Executive Participants actual age as of the date of the Change in Control (if less than the Normal Retirement Age) and the Normal Retirement Age (the "Interim Period"), such Executive Participant shall be deemed to have been continuously employed by the Company in, and to have continuously performed (without any Breaks in Service) the duties of, the position with the Company that such Executive Participant held as of the date of the Change in Control; (C) such Executive Participant shall be deemed to be entitled to Credited Service for all times during the Interim Period; (D) such Executive Participant's base salary as of the date of the Change in Control and the Executive Participant's highest average annual bonus amount received for any three years during the last five year period immediately preceding a Change in Control shall be used for the purposes of calculating the entire benefit under this Plan and the base salary and annual bonus amount (as calculated) shall be deemed to have increased at a rate of 4.0% per year each year during the Interim Period, resulting in a corresponding increase in the Executive Participant's Compensation for purposes of calculating a Participant's benefits under this Plan; (E) such Executive Participant's Accrued Benefit under this Plan shall be calculated in accordance with the assumptions set forth in the preceding clauses (A) - (D); and (F) prior to or upon the consummation of the transactions giving rise to the Change in Control, the Company shall pay to such Executive Participant, by certified or bank cashier's check, a cash lump sum payment that is the Equivalent of such Executive Participant's Vested Accrued Benefit determined in accordance with this Section 5.1(b).

                (ii)         A Change in Control shall be deemed to occur 90 days prior to the occurrence of any of the following events:

                (w)         any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bergen Brunswig Corporation representing 50% or more of the combined voting power of Bergen Brunswig Corporation's then outstanding securities, provided, however, that for purposes of this calculation, purchases by employee benefit plans of Bergen Brunswig Corporation and purchases by Bergen Brunswig Corporation itself shall be disregarded; or

(x) there shall be consummated: (A) any consolidation, merger or transaction in the nature of a Section 351 transaction under the Code (whether or not it meets the requirements for nonrecognition of gain under Section 351 of the Code) of Bergen Brunswig Corporation in which either Bergen Brunswig Corporation is not the continuing or surviving corporation, the majority of the common stock of Bergen Brunswig Corporation is no longer held by holders of Bergen Brunswig Corporation common stock immediately prior to the transaction or pursuant to which shares of Bergen Brunswig Corporation's common stock would be converted into cash, securities or other property; provided, however, that a consolidation, merger or transaction in the nature of a Section 351 transaction under the Code in which the holders of Bergen Brunswig Corporation's common stock immediately prior to the merger own, on a proportionate basis, at least 80% of the common stock of the surviving corporation immediately after the transaction shall not be considered a Change in Control; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of Bergen Brunswig Corporation; or

                (y)         the stockholders of Bergen Brunswig Corporation approve a plan or proposal for the liquidation or dissolution of Bergen Brunswig Corporation; or

                (z)         during any rolling period of two consecutive years ending on any date after the date hereof, individuals who at the beginning of such period constituted the Board of Directors and any new director whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, however, that no director shall be considered to have been so approved if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board of Directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                (iii)         In the event of a Change in Control, upon payment to each Executive Participant of the cash lump sum payment referred to in clause (F) of subsection 5.1(b)(i) above, the Company shall also pay to such Executive Participant, by certified or bank cashier's check, a cash lump sum payment equal to (x) the amount of excise tax for which such Executive Participant is or may become liable under Internal Revenue Code Section 4999 (or any successor provision) with respect to the payments made under this Section 5.1(b), taking into account all compensation includable in the computation under Internal Revenue Code Section 280G (or any successor provision), including, without limitation, payments under this subsection (iii) plus (b) the amount of such Executive Participant's income tax liability arising from the Company's payment of the excise tax liability referred to in the preceding clause (a), such that the payments under clauses (a) and (b) taken together shall provide such Participant with sufficient after-income tax dollars to pay such Participant's liability for Internal Revenue Code Section 4999 excise taxes. The maximum combined marginal federal and applicable state(s) income tax rate in effect for the year in which the payments under this subsection (iii) are to be made shall be used in computing the amount of such payments. In the event that the Company and the Executive Participant are unable to agree upon the amount of the payment required under this subsection (iii), such amount shall be determined by Tax Counsel (as defined below). The decision of such Tax Counsel shall be final and binding upon both the Company and the Executive Participant. All fees and expenses of such Tax Counsel shall be paid by the Company. As used in this subsection (iii), the term "Tax Counsel" shall mean an attorney at law or certified public accountant who is a partner at a law firm of at least 25 attorneys or a partner at a "Big 6" accounting firm, respectively, provided that such firm has not provided services to the Company or the respective Executive Participant or any affiliate of the Company or such Executive Participant within the last year.

                (iv)         Upon the occurrence of a Change in Control, (x) this subsection 5.1(b) shall become irrevocable, and (y) Sections 6.8, 7.4(h), 7.4(i), 7.5 and 10.11 hereof shall cease to apply, none of such sections shall ever thereafter be reinstated, and no similar provisions shall ever be adopted hereunder.

                5.2         Forfeiture of Benefits. The unvested portion of an Executive Participant's Accrued Benefit shall be forfeited on the date the Executive Participant completes five consecutive Breaks in Service.

ARTICLE VI

PAYMENT OF BENEFITS

                6.1         Benefits on Termination of Employment. A Participant who terminates Employment on or after attaining Normal Retirement Age shall receive his or her Vested Accrued Benefit commencing immediately and payable in accordance with this Article. If the Participant terminates Employment before his or her Normal Retirement Age, the Participant shall receive the Equivalent of his or her Vested Accrued Benefit commencing immediately upon termination of Employment and payable in accordance with this Article.

                6.2         Death Benefits. Subject to Section 10.7, if a Participant with a Vested Accrued Benefit dies, at the option of the Plan Administrator, the Participant's Beneficiary shall be paid the lump sum Equivalent of the remaining balance of the Participant's Vested Accrued Benefit.

                6.3         Joint and Survivor Annuities.

                (a)         Subject to Section 6.4, a Participant's Vested Accrued Benefit shall be paid in the Normal Benefit Form. Distribution shall also be made in the form of a joint and survivor annuity if a former Spouse is entitled to survivor annuity benefits under a qualified domestic relations order, as provided in Section 10.7. More than one Spouse may be entitled to joint and survivor annuity benefits. For example, two former Spouses may have been awarded survivor benefits and there may also be a current Spouse. In such cases, this Section shall be applied by dividing the Participant's Vested Accrued Benefit in proportion to the spousal entitlements and then applying this Section to each portion as if each portion were a separate Vested Accrued Benefit belonging to the Participant and the Spouse or former Spouse in question.

                (b)         After a Participant has received the explanation required by subsection (c) of this Section 6.3, the Participant and his or her Spouse, if any, if such Spouse is a Beneficiary (or former Spouse if such Spouse has the power to do so under a qualified domestic relations order), may elect, with the consent of the Plan Administrator and in the manner prescribed by it, not to receive a joint and survivor annuity, in which case the Participant shall receive his or her Vested Accrued Benefit in an Optional Benefit Form. This election may be made at any time but must be made no later than one year preceding the time benefit payments would otherwise commence under Section 6.1. This election shall become irrevocable one year preceding the time benefit payments would otherwise commence under Section 6.1. Spousal consents to elections waiving joint and survivor annuity benefits that are required must be given in writing witnessed by a representative of the Plan Administrator or a notary public. A spousal consent will only be valid if it also consents to both the alternative form of payment chosen and the Beneficiary, if any, thereunder and only if the form of payment and the Beneficiary cannot be changed without future spousal consent (unless the written spousal consent expressly permits such changes to be made and the Spouse acknowledges that he or she understands that he or she does not have to grant this permission). A Spouse's written consent must acknowledge the effect of the payment and the Beneficiary election to which he or she is consenting. The Plan Administrator in its discretion may refuse to recognize a spousal consent if it believes for any reason that the consent is invalid. Spousal consent shall be waived by the Plan Administrator if a Participant has no Spouse and may be waived if the Spouse cannot be located or for such other reasons authorized in applicable Treasury Regulations. Revocations of previous elections to waive the joint and survivor annuity may be made at any time and any number of times within the election period and new waiver elections may thereafter be made. Revocations of elections to waive the joint and survivor annuity may be made without spousal consent. A spousal consent given by one Spouse shall be invalid as to any former or subsequent Spouse (but no benefit shall be payable under this Section to a person who becomes the Participant's Spouse after the Participant's benefit payments under the Plan have commenced).

                (c)         Assuming sufficient notice of termination of Employment has been provided to the Plan Administrator, no less than thirty nor more than ninety days before termination of Employment, the Plan Administrator shall furnish each Participant with a written explanation of the terms and conditions of the Normal Benefit Form, the Participant's right to make an election to waive the Normal Benefit Form or to revoke a previous election and the effect of such election or revocation, the rights of the Participant's Spouse in connection with an election by the Participant, and the relative values of the Optional Benefit Forms then available under the Plan.

                6.4         Optional Benefit Forms. Instead of receiving a benefit in the Normal Benefit Form, a Participant may elect to receive payments in an Optional Benefit Form. This election must be made in writing in accordance with the requirements of the Plan Administrator and must be delivered to the Plan Administrator prior to the Participant's termination of Employment. A married Participant may be required to obtain his or her Spouse's consent to this election pursuant to the rules set forth in Section 6.3(b). If an Optional Benefit Form provides benefits to a Beneficiary, election of the Optional Benefit Form shall not be effective unless the Beneficiary is alive on the date of the Participant's Retirement. The Optional Benefit Forms available to a Participant are as follows:

                (a)         A cash lump sum which is the Equivalent of the Participant's Vested Accrued Benefit.

                6.5         Funeral Benefit. In addition to any other benefit payable under the Plan, the estate of a Participant who dies before termination of Employment shall be paid a cash lump sum in the amount of $5,000 to cover funeral expenses of the Participant. This additional benefit shall be paid only if the estate gives written notice of the Participant's death to the Plan Administrator and only if the Participant had a Vested Accrued Benefit, without regard to whether any or all of the Vested Accrued Benefit will be paid. This benefit shall be reduced by the funeral benefit, if any, which became payable with respect to the Participant under section 6.3 of the Capital Accumulation Plan.

                6.6         Delay in Distribution.

                (a)         If the amount payable under this Article cannot be ascertained or the person to whom it is payable has not been determined or located and reasonable efforts to do so have been made, then distributions under this Article shall commence, retroactive to the date they would normally have commenced, within a reasonable time after such amount is ascertained or such person is determined or located.

                (b)         Distribution of benefits to a Participant shall not be triggered by the transfer of the Participant to any other job (whether or not with the Employer or an affiliate) if the transfer is arranged by the Employer. The Participant's benefit will commence when the Participant ceases to be employed by the Employer or by any other company for which the Participant worked in an Employer-arranged job.

                6.7         No Suspension of Benefits. Benefits which are in pay status shall not be suspended if a Participant subsequently performs services for the Employer in any capacity.

                6.8         Release Required. No benefits shall be payable to a Participant unless the Participant executes a general release waiving any and all claims the Participant may have against the Employer and related parties. The release shall be made on the form prescribed by the Employer and cannot be given any earlier than one month before benefit payments are expected to commence. A release shall not be required with respect to benefits that become payable under the Plan because of termination of Employment due to death.

ARTICLE VII

ADMINISTRATION OF THE PLAN

                7.1         Duties of the Plan Administrator. The Plan Administrator shall be responsible for the general administration and management of the Plan. The Plan Administrator shall have all powers and duties and the discretion necessary to fulfill its responsibilities, including, but not limited to, the following powers and duties:

                (a)         To determine all questions relating to the future eligibility of persons to participate;

                (b)         To determine the amount and kind of benefits consistent with this Plan that are payable to Participants;

                (c)         To maintain all records necessary for the administration of the Plan;

                (d)         To provide for disclosure of all information and filing or provision of all reports and statements to Participants, Spouses, Beneficiaries or governmental bodies as shall be required by ERISA or any other federal law;

                (e)         To adopt or modify Plan Rules, as necessary, for the regulation or application of the Plan; such Rules may establish administrative procedures or requirements which modify the terms of this Plan but Plan Rules shall not substantially alter significant requirements or provisions of the Plan;

                (f)         To administer the claims procedure set forth in Section 7.4 below;

                (g)         To delegate any power or duty to any firm or person in accordance with Section 7.2 below; and

                (h)         To exercise all other powers or duties granted to the Plan Administrator by other provisions of the Plan.

                7.2         Delegation of Administrative.

                (a)         The Plan Administrator may delegate all or any portion of its administrative responsibilities with respect to the Plan to any other person pursuant to this Section.

                (b)         A delegation under this Section shall be accomplished by a written instrument executed by the Plan Administrator specifying responsibilities delegated and the fiduciary responsibilities allocated to such delegate. The delegation of such responsibilities shall be effective upon the date specified in the delegation, subject to written acceptance by the delegate. Any delegation of responsibilities shall provide for reports, no less often than annually, by such delegate to the Plan Administrator of such information necessary to fully inform the Plan Administrator of the status and operation of the Plan and of the delegate's discharge of responsibilities delegated.

                7.3         Compensation, Expenses and Indemnity.

                (a)         The Plan Administrator and any delegate under Section 7.2 above who is an Employee shall serve without compensation for services to the Plan. The Employer shall furnish the Plan Administrator or any such delegate with all clerical or other assistance necessary in the performance of his or her duties. The Plan Administrator is authorized to employ such legal counsel and advisors as it may deem advisable to assist in the performance of its duties hereunder.

                (b)         All costs of administering the Plan (including the cost of legal services described in subsection (a)) shall be paid by the Employer. Except as the Plan Administrator otherwise directs, any expenses incurred in resolving disputes among different claimants as to their entitlement to a benefit shall be charged against the benefit, which shall be reduced accordingly.

                (c)         To the extent permitted by applicable law, the Employer shall indemnify and save harmless the Board of Directors, the Plan Administrator and any delegate appointed pursuant to Section 7.2 above who is an Employee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employer or provided by the Employer under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law. Payments with respect to any indemnity and payment of expenses or fees shall be made only from assets of the Employer.

                7.4         Claims Procedure.

                (a)         Normally, a Participant, Beneficiary Contingent Annuitant or Spouse need not present a formal claim in order to qualify for rights or benefits under this Plan. However, if any such person (a "claimant") does not believe he or she will receive the benefits to which the person is entitled or believes that the Plan is not being operated properly, the claimant must file a formal claim under the procedures set forth in this Section. A formal claim must be filed within six months of the date upon which the claimant (or his or her predecessor in interest) first knew (or should have known) of the facts upon which the claim is based.

                (b)         A claim by any person shall be presented to the Plan Administrator in writing. A claims official appointed by the Plan Administrator shall, within ninety days of receiving the claim, consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety days by giving the claimant written notice. If the claim is granted, the benefits or relief the claimant seeks will be provided.

                (c)         If the claim is wholly or partially denied, the claims official shall, within ninety days (or such longer period as described above), provide the claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the claimant,

                (i)         the specific reason or reasons for the denial,

                (ii)         specific references to pertinent Plan provisions on which the denial is based,

                (iii)         a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, and

                (iv)         an explanation of the Plan's claim review procedure.

                If the claims official fails to respond to the claim in a timely manner, the claimant may treat the claim as having been denied by the claims official.

                (d)         Each claimant shall have the opportunity to appeal in writing the claims official's denial of a claim to a review official (which may be a person or a committee) designated by the Plan Administrator for a full and fair review. A claimant must request review of a denied claim within sixty days after receipt by the claimant of written notice of denial of his or her claim or within sixty days after such written notice was due, if the written notice was not sent. In connection with the review proceeding, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The claimant may only present evidence and theories during the review which the claimant presented during the claims procedure, except for information which the claims official requested the claimant to provide to perfect the claim (see subsection (c)(iii) of this Section 7.4). Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.

                (e)         The Plan Administrator shall adopt procedures pursuant to which claims shall be reviewed and may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his or her claim.

                (f)         The decision by the review official upon review of a claim shall be made not later than sixty days after the written request for review is received by the Plan Administrator, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty days after receipt of the request for review.

                (g)         The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which the decision is based.

                (h)         If a claimant pursued his or her claim through the review stage of the claims procedure and the claim was denied (or the review official failed to decide the claim on a timely basis, in which case it shall be deemed denied), the claimant will be permitted to appeal the denial by arbitration pursuant to Section 7.5 below of the Plan. In no event shall any claim to which this procedure applies be subject to resolution by any means (such as in a court of law) other than by this claim procedure or arbitration under Section 7.5 below.

                (i)         This Section shall apply to a claim notwithstanding any failure by the Plan Administrator or its delegates to follow the procedures in this Section with respect to the claim. However, an arbitrator reviewing such a claim may permit a claimant to present additional evidence or theories if the arbitrator determines that the claimant was precluded from presenting them during the claim and review procedures due to procedural errors of the Plan Administrator or its delegates.

                7.5         Effect of Plan Administrator Action. The Plan shall be interpreted by the Plan Administrator and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator's or Plan fiduciary's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its reasonable judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Plan Administrator. The Plan Administrator, without the need for Board of Directors' approval, shall amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Plan Administrator or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan. This Section shall cease to apply upon the occurrence or a Change in Control (see Section 5.1(b)(ii)) and it shall thereafter never be reinstated in any way.

ARTICLE VIII

AMENDMENT AND TERMINATION OF THE PLAN

                8.1         Amendments.

                (a)         Bergen Brunswig Corporation, through its Board of Directors, reserves the right at any time to amend the Plan or to merge, consolidate, divide or otherwise restructure the Plan prospectively or retroactively, in accordance with this Article VIII, subject to the restrictions and accrued rights of Participants as set forth in Articles III, IV, V and VI and Section 7.5, which take effect upon the occurrence of a change in control (as defined in Section 5.1(b)(ii)).

                (b)         All amendments or other changes shall be adopted in writing by resolution of the Board of Directors or, in the case of an amendment that does not substantially alter the nature or expense of the Plan, by the Plan Administrator without Board approval.

                (c)         Any material modification of the Plan by amendment or termination shall be communicated to all interested parties in the time and manner required by law.

                (d)         No Plan amendment shall be applied retroactively to decrease the Vested percentage or Vested Accrued Benefit of a Participant or former Participant whose Employment terminated before the date the amendment became effective.

                (e)         No Plan amendment shall be applied retroactively to decrease the amount of Service credited to any person for Employment before the date the amendment became effective.

                (f)         Except as provided in subsections (d) and (e) of this Section 8.1, all rights under the Plan shall be determined under the terms of the Plan as in effect at the time the determination is made.

                8.2         Termination of Plan. The Plan is intended to be a permanent program, but any Employer, through its Board of Directors, shall have the right at any time to declare the Plan terminated completely as to it or as to any of the Employer's divisions, facilities, operational units or job classifications. If the Plan is terminated, all unvested benefits shall be forfeited but all Vested benefits shall remain payable. The Employer may accelerate the payment of such benefits, however, and pay the person entitled to the benefit the Equivalent of the remaining payments due.

ARTICLE IX

FUNDING OF BENEFITS

                9.1         Plan is Unfunded. This Plan is, for purposes of ERISA and the Code, an unfunded deferred compensation plan for a select group of management and highly compensated employees. Participants and their Beneficiaries, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. Any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

                9.2         Trust. Bergen Brunswig Corporation shall establish the Trust, and the Adopting Employers shall at least annually transfer over to the Trust such assets as the Adopting Employers determine, in good faith, are necessary to provide for each Employer's future liabilities created under this Plan. Whether or not an Employer funds the Trust, it shall at all times remain liable to carry out its obligations under the Plan.

9.3 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE X

MISCELLANEOUS PROVISIONS

                10.1         Payments.

               (a)         In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Plan Administrator, is considered to be unable to give a valid receipt for the payment by reason of physical or mental condition, the Plan Administrator may direct that payment be made to any person found by the Plan Administrator, in its sole judgment, to have assumed the care of the person in question. Any payment made pursuant to such a finding shall constitute payment by the Plan and result in a full release and discharge of the Plan Administrator, the Employer and their officers, directors, employees, agents and representatives.

               (b)         Payment of benefits to the person entitled thereto may be made by a check sent first class mail, address correction requested, to the last known address on file with the Plan Administrator. If within six months from the date of issuance of the check the payment letter cannot be delivered to the person entitled thereto or the check has not been negotiated, all benefits under the Plan may be forfeited at the discretion of the Plan Administrator.

               (c)         If the Plan Administrator retains at the Plan's expense a private investigator or other person or service to assist in locating a missing person, all costs incurred for such services shall be charged to the benefit to which the missing person was entitled (which shall be reduced by the amount of the costs incurred), except as the Plan Administrator may otherwise direct.

               10.2         Consolidation or Merger of Companies. In the event of the consolidation or merger of the Employer with or into any other business entity, or the sale by the Employer of all of its assets, the successor may continue the Plan by adopting the same by resolution of its board of directors or agreement of its partners or proprietor. This Plan shall not be construed as preventing the Employer from selling, transferring or otherwise disposing of all or any part of the business or assets of the Employer, and the purchaser of all or any part of the Employer shall not be obligated to continue this Plan. If, within ninety days from the effective date of a consolidation, merger or sale of assets, the new corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section 8.2 above.

               10.3         Adoption of Plan to Cover Other Companies, Facilities or Groups. Any company, with the approval of the Plan Administrator, may adopt the Plan (as a whole company or as to any one or more divisions or facilities or other employment classifications) effective as of the date it specifies. Adoption shall be accomplished either by action of the adopting company (without board approval) or by resolution of the adopting company's own board of directors or agreement of its partners. The same procedure shall be followed when an Employer that has adopted the Plan wishes to change the positions or facilities covered by this Plan.

                10.4         Termination of Employment

                (a)         A person's Employment shall terminate upon the first to occur of his or her resignation from or discharge by the Employer, or his or her death or retirement. A person's Employment shall not terminate on account of an authorized leave of absence, sick leave or vacation, or on account of a military leave described in subsection (b) of this Section 10.4, a direct transfer between Employers or a temporary layoff for lack of work. However,

                (i)         continuation upon a temporary layoff for lack of work for a period in excess of the number of months allowable under applicable personnel policies of the Employer shall be considered a discharge effective as of the end of the last day of such period,

                (ii)         failure to return to work upon expiration of any leave of absence, sick leave or vacation or within the time period allowed under applicable personnel policies of the Employer after recall from a temporary layoff for lack of work shall be considered a resignation effective as of the expiration of such leave of absence, sick leave, vacation or layoff, and

                (iii)         solely for purposes of this Plan, Employment shall not terminate until the expiration of all severance benefits payable by the Employer.

                (b)         Any Employee who leaves the Employer directly to perform service in the Armed Forces of the United States or in the United States Public Health Service under conditions entitling the Employee to reemployment rights, as provided in the laws of the United States, shall be on military leave. An Employee's military leave shall expire if such Employee voluntarily resigns from the Employer during the leave or if he or she fails to make application for reemployment within the period specified by such laws for the preservation of reemployment rights. In such event, the individual's Employment shall be deemed to terminate by resignation on the date the military leave expired.

                (c)         If a Participant ceases to be employed by the Employer and all related companies, as determined under Section 2.12(e), because of the disposition by the Employer or a related company of its interest in a subsidiary (within the meaning of Code Section 409(d)(3)) or substantially all of the assets (within the meaning of Code Section 409(d)(2)) used by the Employer or a related company in a trade or business, the Participant's Employment shall be considered terminated for all Plan purposes. This subsection shall not apply to the extent it is overridden by any contrary or inconsistent provision in applicable sales documents or any related documents, whether adopted before or after the sale and any such contrary or inconsistent provision shall instead apply and is hereby incorporated in the Plan by this reference.

                (d)         If an Employee is absent from work because of such individual's pregnancy, the birth of a child, placement of an adopted child, or caring for an adopted or natural child following birth or placement, determinations of whether the Employee has incurred a Break in Service because of the absence shall be made in accordance with the following special rules:

                (i)         If the maternity/paternity absence is an Employer-approved leave of absence, it shall be treated as any other approved leave of absence (i.e., a Break in Service will not occur until the individual's Employment terminates because he or she quits or is discharged or he or she is considered terminated pursuant to Section 10.4(a)).

                (ii)         If the maternity/paternity absence is not an Employer-approved leave of absence the individual's Employment will be deemed terminated as of the date determined under applicable personnel policies of the Employer but the individual shall not incur a Break in Service until the end of the second three hundred and sixty-five consecutive day period of his or her absence from Employment. If the individual returns to Employment during the first three hundred and sixty-five consecutive days of absence, the period of absence shall be treated as Service. If the individual returns to Employment during the second three hundred and sixty-five consecutive day period of absence, the portion of that second period which precedes the individual's return to Employment will not be a Break in Service but will not count as Service.

                (e)         No credit shall be given under subsection (d) unless the Employee files a written request which establishes valid reasons for the absence, as determined by the Plan Administrator.

                (f)         Except to the extent that a maternity or paternity absence constitutes an authorized leave of absence from the Employer under applicable personnel policies, an Employee who is absent from work for reasons of maternity or paternity shall be deemed to have terminated Employment for all purposes of this Plan other than the special rules in subsection (d).

                10.5         Determination of Hours of Service. This Plan uses the elapsed time system for crediting Service. Therefore, a Participant's hours of Service need not be measured or defined by this Plan.

                10.6         Alienation. Except as otherwise provided in this Plan, the rights of a Participant, Spouse or Beneficiary under the Plan shall not be subject to any claim of any creditor nor to attachment or garnishment or other legal process by any creditor. A Participant, Spouse or Beneficiary shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which the individual may expect to receive, contingently or otherwise, under the Plan. The provisions of this Section shall not preclude any assignment or alienation expressly required under applicable pension law or other provisions of the Plan.

                10.7         Division of Benefits by Domestic Relations Orders.

                (a)         This Plan will follow the terms of any qualified domestic relations order issued with respect to a Participant. However, except as provided in subsection (e), the Plan will only follow orders which meet all of the requirements of subsection (b) or subsection (c). Subsection (c) establishes an optional standardized procedure.

                (b)         A "qualified domestic relations order" is any judgment, decree or order, including the approval of a property settlement agreement, issued by a court of competent jurisdiction, provided that

                (i)         the order relates to the provision of child support, alimony or marital property rights and is made pursuant to state domestic relations or community property laws;

                (ii)         the order creates or recognizes the existence of an alternate payee's right to receive all or a portion of a Participant's Accrued Benefit;

                (iii)         the order specifies the name and last known mailing address of the Participant and each alternate payee covered by the order;

                (iv)         the order precisely specifies the amount or percentage of the Participant's Accrued Benefit to be paid to each alternate payee or the manner in which the amount or percentage is to be determined;

                (v)         the order specifies the number of payments or the period to which the order applies;

                (vi)         the order specifically names this Plan as the plan to which the order applies;

                (vii)         the order does not require this Plan to provide any type of benefits or form of benefits not otherwise provided under this Plan;

                (viii)         the order does not require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined by the Plan Administrator to be a qualified domestic relations order; and

                (ix)         (if the order requires that payments to the alternate payee commence before they commence with respect to the Participant) the order (x) specifies that payments will not commence before the earlier of (1) the date on which the Participant attains age fifty or the first date on which the Participant could begin receiving benefits under the Plan if the Participant's Employment terminated, whichever is later, or (2) the date benefits first become payable to the Participant and (y) does not permit the alternate payee to elect a joint and survivor annuity covering the alternate payee and a spouse (other than the Participant).

                                A qualified domestic relations order may provide that a former Spouse of the Participant is to be treated as a surviving Spouse for purposes of the pre-retirement or post-retirement joint and survivor annuity provisions of this Plan. Subsection (d) of this Section 8.7 sets forth the procedures under which the Plan Administrator shall determine whether a domestic relations order properly qualifies.

                (c)         The Plan Administrator at its discretion may furnish on request a standard form of qualified domestic relations order to a Participant or any other person. This order may provide for an immediate lump sum payment of the Equivalent of the amount to which the Plan Administrator shall treat it as a qualified domestic relations order and shall pay benefits to the alternate payee in accordance with its terms. If this procedure is not followed, the alternate payee (i) must wait until the time described in subsection (b)(ix) of this Section 10.7 before benefits which are not in pay status can become payable to the alternate payee and (ii) cannot use any special forms of benefit payment authorized in the standard form of order. Any special benefit form provisions in standard domestic relations orders adopted by the Plan Administrator shall be authorized as benefit options under this Plan, but only as Plan Administrator shall treat it as a qualified domestic relations order and shall pay benefits to the alternate payee in accordance with its terms. If this procedure is not followed, the alternate payee (x) must wait until the time described in subsection (b)(ix) of this Section 10.7 before benefits which are not in pay status can become payable to the alternate payee and (y) cannot use any special forms of benefit payment authorized in the standard form of order. Any special benefit form provisions in standard domestic relations orders adopted by the Plan Administrator shall be authorized as benefit options under this Plan, but only as to alternate payees for whom the standard order has been used.

                (d)         The Plan Administrator need not treat any judgment, decree or order as a qualified domestic relations order unless it meets all of the requirements set forth in subsection (b) or (c) of this Section 10.7 and is sufficiently precise and unambiguous so as to preclude any interpretative disputes. If the order meets these requirements, the Plan Administrator shall follow the terms of the order whether or not this Plan has been joined as a party to the litigation out of which the order arises. Upon receipt of a domestic relations order, the Plan Administrator shall notify the Participant and each alternate payee of (i) its receipt of the order and (ii) its need to determine the qualified status of the order in accordance with subsection (b) or (c) of this Section 10.7. An alternate payee may designate a representative to receive copies of future notices with respect to the qualified status of the order. To the extent an order calls for benefits to be paid to an alternate payee before the qualified nature of the order is determined, a separate account shall be established to hold the benefit payments affected by the order. This account shall be administered in accordance with the rules set forth in Section 206(d)(3)(H) of ERISA.

                (e)         The Plan Administrator in its discretion may treat a property settlement agreement or stipulation which is not contained in a judgment, decree or order as a qualified domestic relations order if it meets all of the other requirements of this Section.

                10.8         Legal Costs; Increased Benefit.

                (a)         The Employer shall pay to a Participant all reasonable attorneys' fees and necessary costs and disbursements incurred by or on behalf of such Participant in connection with or as a result of a dispute under this Agreement, whether or not the Participant ultimately prevails. Attorneys' fees shall be paid by the Employer within 30 days of presentment by the Participant to the Employer of an invoice received by the Participant from the Participant's attorneys. Any late payments under this Section shall bear interest at a rate of twenty percent (20%) per month.

                (b)         If the Employer disputes any position taken by a Participant under this Agreement and the Participant prevails, the Participant's benefit under this Plan shall be doubled and the increased amount shall become immediately due and payable to the Participant.

                10.9         Duty to Provide Data.

                (a)         Every person with an interest in the Plan or claiming benefits under the Plan shall furnish the Plan Administrator on a timely and accurate basis with such documents, evidence or information as it considers necessary or desirable for the purpose of administering the Plan. The Plan Administrator may postpone payment of benefits until such information and such documents have been furnished.

                (b)         Once every twelve months every person claiming a benefit under this Plan shall file a signed, written notice to the Plan Administrator of his or her post office address and each change of post office address. Any communication, statement or notice addressed to such a person at his or her latest post office address as filed with the Plan Administrator will, on deposit in the United States mail with postage prepaid, be as binding upon such person for all purposes of the Plan as if it had been received, whether actually received or not. If a person fails to give notice of his or her correct address, the Plan Administrator, the Employer and Plan fiduciaries shall not be obliged to search for, or to ascertain, his or her whereabouts.

                10.10         Limitation on Rights of Employees. Except as otherwise required by law or in other written agreements between the Employer and Participant, nothing contained in the Plan shall give any Participant the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any Participant at any time, with or without cause. Except as otherwise required by law or in other written agreements between the Employer and Participant, inclusion under the Plan will not give any Participant any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. If any dispute arises under the Plan between a Participant and the Employer or any of its subsidiaries, such subsidiary or any other Participant shall not be necessary parties to the dispute and need not be named in any litigation. Except as otherwise provided herein, benefits under this Plan shall not be accelerated merely because there is a change in ownership of the Employer. This Plan shall not obligate the Employer to maintain a minimum net worth in order to insure payment of benefits. The doctrine of substantial performance shall have no application to Employees or Participants. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

                10.11         Restrictions. A Participant shall not at any time, either directly or indirectly, accept employment with, render service, assistance or advice to, or allow his or her name to be used by any competitor of the Employer unless approved by the Executive Committee of the Board of Directors. Determination by the Executive Committee of the Board of Directors that the Participant has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which the Employer shall have, the Participant shall not be entitled to any payments hereunder. This provision shall cease to apply upon a Change in Control, as defined in Section 5.1(b)(ii).

                10.12         Service of Process. The Secretary of Bergen Brunswig Corporation is hereby designated as agent for the service of legal process on the Plan.

                10.13         Spouse's Interest. The interest in the benefits hereunder of a Spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Spouse in any manner, including but not limited to such Spouse's will, nor shall such interest pass under the laws of intestate succession.

                10.14         Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit.

                10.15         Governing Law. Subject to ERISA, the Plan shall be interpreted, administered and enforced in accordance with the internal laws of the State of California without regard to its conflicts of laws principles.

                10.16         Plurals. Where the context so indicates, the singular shall include the plural and vice versa.

                10.17         Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

                10.18         References. Unless the context clearly indicates to the contrary, a reference to a Plan provision, statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

                10.19         Entire Agreement. This Plan contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written.

                10.20         Severability. In the event that any provision hereof or any obligation or grant of rights herein is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation or grant of rights shall be deemed and construed to extend only to the maximum extent permitted by law, and the remainder of this Plan shall remain valid and enforceable according to its terms.

                10.21         Withholding. Anything in this Plan to the contrary notwithstanding, all payments required to be made hereunder to a Participant or Beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Plan Administrator may reasonably determine should be withheld pursuant to any applicable law or regulation.

                IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement to be executed by its duly authorized officer as of the 24th day of September, 1998.

By Order of the Board of Directors of

BERGEN BRUNSWIG CORPORATION,
a New Jersey corporation

By:________________________________
Executive Vice President,
Chief Legal Officer and Secretary